Exhibit (a)(5)(xxxxv)

Media Release

Basel, 6 March 2009

Roche increases offer price for Genentech shares to US$ 93 per share and extends offer

Roche (SWX: ROG.VX; RO.S) announced today that it has increased its offer price for all outstanding publicly-held shares of Genentech (NYSE: DNA) to US$ 93 per share and extended the offer to 12:00 midnight, New York City time, on Friday, March 20, 2009. All other terms and conditions of the tender offer remain unchanged.

Franz B. Humer, Chairman of the Roche Group, said: “Based on conversations with Genentech shareholders, we believe that there is a strong sentiment to bring this process to a conclusion. As a result, we are increasing our price to US$ 93 per share to maximize shareholder participation and will proceed quickly to complete all necessary financing. We now look forward to successfully completing the transaction.”

The Offer to Purchase, Letter of Transmittal and other offering documents have been filed with the U.S. Securities and Exchange Commission. Genentech stockholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at (212) 929-5500 or (800) 322-2885 (Toll-Free).

As of the close of business on March 5, 2009, approximately 500,000 shares have been tendered pursuant to the offer.

Additional information about the transaction, including the offering documents, is available at www.transactioninfo.com/roche.

Greenhill & Co. is acting as financial advisor to Roche and Davis Polk & Wardwell is acting as legal counsel in connection with the tender offer.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Corporate Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the world’s biggest biotech company and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is the world leader in in-vitro diagnostics and drugs for cancer and transplantation, and is a market leader in virology. It is also active in other major therapeutic areas such as autoimmune diseases, inflammatory and metabolic disorders and diseases of the central nervous system. In 2008 sales by the Pharmaceuticals Division totalled 36.0 billion Swiss francs, and the Diagnostics Division posted sales of 9.7 billion francs. Roche has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai, and invested nearly 9 billion Swiss francs in R&D in 2008. Worldwide, the Group employs about 80,000 people. Additional information is available on the Internet at www.roche.com.

Roche Group Media Relations

Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com

- Daniel Piller (Head)

- Alexander Klauser

- Martina Rupp

- Claudia Schmitt

Brunswick Group (for US media)

Phone: +1 -212 333 3810

- Jennifer Lowney

MacKenzie Partners, Inc. (for Genentech Investors):

Phone: +1 212 929 5500

- Dan Burch

- Bob Marese

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE, INCLUDING AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) DEVELOPMENTS IN FINANCIAL MARKET CONDITIONS, INCLUDING THE MARKET FOR ACQUISITION FINANCING AND OTHER CAPITAL MARKETS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS AND UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES OR CHANGES IN THIRD PARTY REIMBURSEMENT RATES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) POTENTIAL DIFFICULTIES IN INTEGRATING THE BUSINESSES OF GENENTECH AND ROCHE, AND THAT SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE PROPOSED TRANSACTION MAY NOT BE REALIZED ON THE SCHEDULE CONTEMPLATED OR AT ALL; (11) THAT FUTURE DIVIDENDS ARE SUBJECT TO THE DISCRETION OF THE BOARD OF DIRECTORS OF ROCHE AND GENENTECH, AS APPLICABLE, AND A NUMBER OF OTHER FACTORS, SOME OF WHICH ARE BEYOND THE CONTROL OF ROCHE; (12) THE ABILITY OF ROCHE TO GENERATE CASH FLOW TO, AMONG OTHER THINGS, REPAY ACQUISITION-RELATED DEBT AS CURRENTLY CONTEMPLATED; (13) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (14) ADVERSE PUBLICITY AND NEWS COVERAGE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL GENENTECH COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON FEBRUARY 9, 2009, AS AMENDED. WE WILL FILE A FURTHER AMENDMENT WITH THE SEC TODAY CONTAINING MORE INFORMATION ON OUR REVISED OFFER. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).